MODIFICATION AND EXTENSION AGREEMENT

THIS MODIFICATION EXTENSION AGREEMENT (the “Agreement”), dated as of September 23, 2015, is entered into by and among Anpath Group, Inc., a Delaware corporation (the “Company”), and the person identified as the “Holder” on the signature page hereto (the “Holder”).

WHEREAS, on June 27, 2014, the Company entered into a Securities Purchase Agreement (the “SPA”) whereby it agreed to privately issue and sell and the Holder agreed to purchase two Original Issue Discount Senior Secured Convertible Debentures due March 31, 2015 (collectively, the “Debentures”), and a Common Stock Purchase Warrant (the “Warrant”) to purchase a total of 2,905,000 shares of the Company’s common stock (the “Warrant Shares”) at a price of $0.35 per share (subject to adjustment in the event of stock dividends, stock splits and the like) (the SPA, the Debentures, the Warrant, and the Security Agreement and the Subsidiary Guarantee executed in connection therewith are referred to collectively herein as the “Transaction Documents”);

WHEREAS, the closing of the purchase and sale of the Debentures and the Warrant took place on July 2, 2014;

WHEREAS, at any time after the original issue date until it is no longer outstanding, each Debenture is convertible, in whole or in part, into shares of the Company’s common stock at the Holder’s election at a price of $1.05 per share (taking into account the Reverse Split as defined below), subject to adjustment as a result of stock dividends, stock splits and the like;

WHEREAS, each of the Transaction Documents contains certain provisions that are designed to protect the Holder from dilution in the event of certain future stock issuances by the Company;

WHEREAS, under the terms of the Transaction Documents such anti-dilution provisions shall not be triggered in the event of certain “Exempt Issuances” as defined in Paragraph 1.1 of the SPA;

WHEREAS, Section 8(a)(viii) of each of the Debentures defines the following as an “Event of Default”:

viii.  the Company shall be a party to any Change of Control Transaction or Fundamental Transaction or shall agree to sell or dispose of all or in excess of 33% of its assets in one transaction or a series of related transactions (whether or not such sale would constitute a Change of Control Transaction);

WHEREAS,  the Company intends to execute an Agreement and Plan of Merger with Q2Power Corp., a Delaware corporation (“Q2P”), and AnPath Acquisition Sub, Inc., a Delaware corporation, pursuant to which the Company is to acquire all of the issued and outstanding shares of common stock of Q2P (with the exception of the shares held by any dissenting Q2P stockholders) in exchange for an aggregate of 24 million “unregistered” and “restricted” shares of the Company’s common stock, and by which Q2P is to become a wholly-owned subsidiary of the Company (the “Merger”);

WHEREAS, effective as of August 5, 2015, the Company effectuated with the Financial Industry Regulatory Authority (“FINRA”) a reverse split of its issued and outstanding shares of common stock in the ratio of one share for seven, and with all fractional shares that would otherwise result from such reverse split being rounded up to the nearest whole share (the “Reverse Split”);

WHEREAS, Paragraph 1.05 of the Merger Agreement provides for the resignation of the Company’s then-existing directors and executive officers and their replacement with the individuals identified on Schedule 1.05(a)(ii) of the Merger Agreement (the “Director and Officer Replacements”);

WHEREAS, as a condition precedent to the closing of the Merger, Paragraph 6.03(i) of the Merger Agreement requires that the Company shall have entered into a Stock Purchase and Exchange Agreement in form and substance satisfactory to Q2P by which the Company shall sell its wholly-owned subsidiary, EnviroSystems, Inc., a Nevada corporation (“ESI”), to certain Company stockholders in consideration of the payment by such stockholders to the Company of at least 5,238,547 pre-Reverse Split shares of Company common stock (equal to 748,364 post-Reverse Split shares), and by which ESI shall retain approximately $72,000 in liabilities and payables currently on its books (the “ESI Agreement”);

WHEREAS, as a further condition precedent to the closing of the Merger, Paragraph 6.03(o) of the Merger Agreement requires that the Company shall have obtained additional funding in an amount not less than $1 million (the “APGR New Funding”);

WHEREAS, as a further condition precedent to the closing of the Merger, to avoid a default under the Debentures (even though the Holder has no right to block or delay the Merger), Paragraph 6.03(j) of the Merger Agreement requires that the Company receive, unless waived by Q2P: (i) the consent of the Holder to the Merger, the Reverse Split and the Director and Officer Replacements; (ii) the Holder’s agreement to define the Merger and the APGR New Funding as “Exempt Transactions” under the terms of the Debentures and the Warrant; and (iii) the Holder’s agreement to extend the terms of the Debentures for an additional 12 months; reprice the conversion/exercise prices of the Debentures and the Warrant; and modify certain additional terms of the Debentures and the Warrant on such terms as shall be acceptable to Q2P; and

WHEREAS, both the Company and the Holder believe in good faith that the closing of the Merger and the various matters related thereto will be in the best interests of the Company and its security holders, including the Holder;

NOW THEREFORE, in consideration of the mutual promises and covenants herein, the Company and the Holder hereby agree as follows:

1.  The Holder hereby consents to the Merger, the Reverse Split, the Director and Officer Replacements, the ESI Agreement and the APGR New Funding and waives any and all anti-dilution and other rights, claims and remedies that any of such events may otherwise trigger under the terms of the Transaction Documents.

2.  The Holder hereby agrees that the consummation of the Merger Agreement and all of the transactions contemplated therein, including but not limited to the Merger, the Reverse Split, the Director and Officer Replacements, the ESI Agreement and the APGR New Funding, shall not constitute an “Event of Default” within the meaning of Section 8(a)(viii) of the Debentures or any of the other Transaction Documents, and the Holder hereby waives any and all rights, claims and remedies that any of such transactions would otherwise trigger pursuant to such Section or the Transaction Documents.

3.  The definition of “Exempt Issuance” under Paragraph 1.1 of the SPA is hereby amended to add the following language at the end thereof:

Exempted Issuances shall also include: (1) shares of Common Stock or Common Stock Equivalents, including preferred stock or stock options, issued pursuant to the Merger Agreement between the Company and Q2Power Corp., a Delaware corporation, and all agreements contemplated thereunder (collectively, the “Merger Agreement”); (2) all shares of Common Stock or Common Stock Equivalents issued in the funding contemplated by the Merger Agreement (the “Merger Funding”), or any subsequent financing transaction on terms no less favorable to the Company than the Merger Funding approved by a majority of the disinterested directors of the Company no later than November 30, 2015; (3) the repricing of the conversion price of the Debentures pursuant to the Modification and Extension Agreement executed by the parties on this date; (4) Common Stock or Common Stock Equivalents issued for services to consultants in the normal course of business and approved by a majority of the disinterested directors of the Company.

4.  The Maturity Date of each of the Debentures is hereby extended to July 31, 2016, and the Holder hereby waives all rights, claims and remedies that it would otherwise have against the Company under the terms of the Debentures as a result of the Company’s failure to make any payment on either Debenture by March 31, 2015.

5.  Section 4(b) of each of the Debentures is hereby amended to read as follows:

b)  Conversion Price.  The conversion price in effect on any Conversion Date shall be $0.21, which price takes into account the Company’s reverse split of its outstanding common stock in the ratio of one-for-seven, which was effectuated by FINRA on August 5, 2015 (the “Conversion Price”).

6.  Section 2(c) of the Warrant is hereby amended to read as follows:

c)  Cashless Exercise.  This Warrant may also be exercised, in whole or in part, at such time by means of a “cashless exercise” in which the Holder shall be entitled to receive a number of Warrant Shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A) = the VWAP on the Trading Day immediately preceding the date on which Holder elects to exercise this Warrant by means of a “cashless exercise,” as set forth in the applicable Notice of Exercise;

(B) = the Exercise Price of this Warrant, as adjusted hereunder; and

(X) = the number of Warrant Shares that would be issuable upon exercise of this Warrant in accordance with the terms of this Warrant if such exercise were by means of a cash exercise rather than a cashless exercise.

Notwithstanding anything herein to the contrary, on the Termination Date, this Warrant shall be automatically exercised via cashless exercise pursuant to this Section 2(c); provided, however, that this Warrant shall not be exercisable on a cashless basis under this Section 2(c) at any time that the Warrant Shares are registered with the Securities and Exchange Commission pursuant to an effective registration statement filed under the Securities Act of 1933, as amended.

7.  Subject to the modifications and amendments provided herein, each of the Transaction Documents shall remain in full force and effect.  Except as expressly set forth herein, this Agreement shall not be deemed to be a waiver, amendment or modification of any provisions of the Transaction Documents or of any right, power or remedy of the Holder, or constitute a waiver of any provision of the Transaction Documents (except to the extent herein set forth), or any other document, instrument and/or agreement executed or delivered in connection therewith, in each case whether arising before or after the date hereof or as a result of performance hereunder or thereunder.  Except as set forth herein, the Holder reserves all rights, remedies, powers, or privileges available under the Transaction Documents, at law or otherwise. This Agreement shall not constitute a novation or satisfaction and accord of the Transaction Documents or any other document, instrument and/or agreement executed or delivered in connection therewith.

8.  Each of the undersigned states that it has read the foregoing Agreement and understands and agrees to it.

9.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be determined in accordance with the provisions of the SPA.  This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that all parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature were an original thereof.

IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the date first written above.

“The Company”

ANPATH GROUP, INC.

/s/ Arthur R. Batson

By: Arthur R. Batson

Its: CEO and President

“Holder”

ALPHA CAPITAL ANSTALT

/s/ Konrad Ackermann

By: Konrad Ackermann

Its: Director